Exhibit 10.10

Equity Joint Venture Contract

for

M3C Co., Ltd.

between

Qingdao Microelectronics Innovation Center Co., Ltd.

and

mCube Hong Kong Limited

October 26, 2018

Table of Contents

Article		Page
1	Interpretation	4

2	Parties	8

3	Representations and Warranties	8

4	Establishment	9

5	Purpose and Business Scope	10

6	Total Investment and Registered Capital	10

7	Transfer of Equity Interest	13

8	Withdrawal of QMICC	15

9	Responsibilities of the Parties	16

10	Board	18

11	Supervisors	23

12	Operation and Management	24

13	Accounting and Finance Management	25

14	Taxes and Profit Distribution	27

15	Foreign Exchange	27

16	Intellectual Property	28

17	Non-competition	28

18	Confidentiality	29

19	Joint Venture Term	30

20	Termination	30

21	Liquidation	32

22	Breach of Contract	32

23	Force Majeure	33

24	Applicable Law	33

25	Settlement of Disputes	34

26	Miscellaneous	35

This EQUITY JOINT VENTURE CONTRACT (this “JV Contract”) is made and entered into on August 8, 2018 in Qingdao Shandong Province, PRC.

BETWEEN

(1)	Qingdao Microelectronics Innovation Center Co., Ltd. (青岛微电子创新中心有限公司 in Chinese), a limited liability company established and existing under the laws of the PRC with its principle address at (“QMICC”);

AND

(2)	mCube Hong Kong Limited, a company organized and existing under the laws of Hong Kong with its principal office at (“mCube”).

QMICC and mCube are hereinafter collectively referred to as the “Parties”, and individually as a “Party”.

WHEREAS, mCube is a subsidiary of mCube, Inc., which is a multi-national company with substantial experience in R&D of sensor module industry;

WHEREAS, QMICC is a state-owned company established by Laoshan government, mainly engaging in R&D, manufacturing and sales of microelectronics related products;

WHEREAS, the Parties seek to enter into a strategic alliance to create a Sino-foreign equity joint venture enterprise, namely, M3C Co., Ltd. in English and 青岛合启立智能科技有限公司 in Mandarin (the “JV Company”), to engage in research, development and sale of sensor module turnkey solutions in China.

NOW, THEREFORE, in consideration of the foregoing premises, the Parties hereby agree to the following:

1	Interpretation

In this JV Contract, unless the context otherwise requires, the provisions in this Article 1 shall apply.

1.1	Definition

In this JV Contract, defined terms shall, unless otherwise defined in this JV Contract, have the following meanings:

“Affiliate” with respect to any Party means any Person which controls, is controlled by or is under common control with such Party and any director, senior management personnel or employee of the Party or any of the above mentioned Person; “control” means (i) the ownership of fifty percent (50%) or more of equity interest of any kind, or ownership of more equity interest than any other Person, of that Party; (ii) the ability to influence or direct the operation or decision-making of that Party by contract arrangement or otherwise; (iii) the power to appoint senior management position equivalent to general manager or chief executive or operating officer; or (iv) the power to appoint simple majority member of board of directors or equivalent decision making body, and “controlled” and “controlling” shall be construed accordingly;

“Approval” means the approvals, consents or permits from, or filing with, the relevant Approval Authority, as required under PRC Laws;

“Approval Authority” means the MOFCOM, NDRC, SASAC, SAIC, SAFE and all other governmental or trade agencies, courts or other regulatory bodies of the PRC or US or other jurisdictions filings with whom or whose licenses, authorizations, registrations or other approvals are necessary for undertaking the transactions contemplated by this JV Contract;

“Articles” means the articles of association of the JV Company executed by the Parties on the same date of this JV Contract and any amendment thereto from time to time;

“Board” means the board of directors of the JV Company established pursuant to this JV Contract and the Articles;

“Business” means the business undertaken by the JV Company from time to time pursuant to the Business Plan;

“Business Day” means a business day in all of mainland China, Hong Kong and US (excluding Saturdays, Sundays, bank holidays and public holidays);

“Business IP” has the meaning as ascribed to it in Article 16.1(a);

“Business License” means the business license of the JV Company issued by the SAIC;

“Business Plan” means the business plan for the JV Company as approved by the Board from time to time;

“Chairman” means the chairman of the Board;

“Confidential Information” has the meaning set forth in Article 18.1;

“Encumbrance” means any mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, third-party right or interest, other encumbrance or security interest of any kind, or another type of preferential arrangement (including a title transfer or retention arrangement) having similar effect;

“Equity Interest” means in relation to either Party, the percentage interest in the registered capital of the JV Company held by that Party from time to time;

“Establishment Date” means the date on which the first Business License is issued to the JV Company;

“Exchange Rate” means the mean of the buying and selling rates for RMB against USD published by the People’s Bank of China as applicable on each payment date;

“Execution Date” means the date of this JV Contract;

“Financial Year” means the period commencing on January 1 and ending on December 31 of each year;

“Force Majeure Event” means any objective circumstances which are unforeseen, unavoidable, insurmountable or otherwise beyond the control of the Party, including lightning, typhoon, storm, flood, fire, earthquake or other acts of nature, epidemic, war, strike, civil disobedience and the changes of laws and policies;

“Government Official” means (i) any official, employee or person acting on behalf of any government, any governmental agency, department or instrumentality, including state-owned or state-controlled commercial enterprises, or any public international organization (e.g., the United Nations or World Bank); or (ii) any political party or official thereof or any candidate for political office;

“Intellectual Property Rights” means on a worldwide basis all (i) trademarks, service marks, brand names, certification marks, collective marks, Internet domain names, logos, symbols, trade dress, assumed names, fictitious names, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same; (ii) proprietarily owned inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues; (iii) Confidential Information, trade secrets and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists; (iv) published and unpublished works of authorship, whether copyrightable or not (including databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefore, and all renewals, extensions, restorations and reversions thereof; and (v) any other intellectual property or proprietary rights;

“MOFCOM” means the Ministry of Commerce and its local counterparts and their successors;

“NDRC” means the National Development and Reform Commission and its local counterparts and their successors;

“Person” means any individual, corporation, partnership, joint venture, enterprise, association, joint-stock company, limited liability company, trust or unincorporated organization;

“PRC” means the People’s Republic of China (including Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan);

“PRC GAAP” means generally accepted accounting principles in the PRC;

“PRC Laws” means any laws, regulations, rules, directives, treaties, judicial interpretations, decrees or orders of any governmental or regulatory authority in the PRC (at either central or local level), and any amendment thereto, modification or interpretation thereof at any time;

QMICC Equity Cost means (i) RMB 132,000,000 Yuan plus (ii) the amount of interest for RMB 132,000,000 Yuan accrued from the date of full payment of capital contribution by QMICC to the date of issuance of asset appraisal report by an asset appraisal institution engaged by QMICC for purpose of share withdrawal. The interest rate shall be the benchmark lending rate for the same period published by the People’s Bank of China;

“RMB” means the lawful currency of the PRC;

“SAFE” means the State Administration of Foreign Exchange and its local branches and its successors;

“SAIC” means the State Administration of Industry and Commerce and its local branches and its successors;

“SASAC” means the State-owned Assets Supervision and Administration Commission of the State Council and its local counterparts and their successors;

“Senior Management” has the meaning set forth in Article 12.1(b);

“Term” means the term of this JV Contract as set forth in Article 19, including any extensions of such term provided for pursuant to Article 19.2;

“US” or “United States” means the United States of America and its territories; and

“USD” means the lawful currency of the US.

1.2	Headings

Headings of Articles are inserted for convenience only and shall not affect the construction of this JV Contract.

1.3	Articles, Schedules etc.

References to this JV Contract shall include schedules and exhibits to it (if any), and references to articles are references to articles of this JV Contract.

2	Parties

The Parties to this JV Contract are:

2.1	QMICC, a limited liability company established and existing under the laws of the PRC with its registered address at .

The legal representative of QMICC is:

Name:	QING LIU

Position:	Chairman of Board

Nationality:	Chinese

2.2	mCube, a company organized and existing under the laws of Hong Kong with its principal office at .

The authorized representative of mCube is:

Name:	BEN ALEXANDER LEE

Position:	Director

Nationality:	American

3	Representations and Warranties

3.1	Representations and Warranties of the Parties

Each Party represents and warrants to the other Party that it is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has the full power, authority to enter into this JV Contract and the Articles and perform its obligations under such documents.

3.2	Compliance Requirements

All Parties further agree, represent and warrant that:

(a)	Compliance with Laws

Each Party and its officers, directors, employees, agents or shareholders (or any person or entity acting on behalf of any of the foregoing) are complying and will comply with, all relevant and applicable laws in all matters governed or contemplated by this JV Contract, and the Articles, and the Parties agree to fully cooperate in taking those steps necessary to ensure compliance by the JV Company with such relevant and applicable laws.

(b)	Anti-Corruption Law Compliance

Without limitation, each Party, and any of its officers, directors, employees, agents or shareholders shall, and shall ensure that the JV Company and its officers, directors, employees and agents, have not and will not, directly, or indirectly through a third-party, pay, offer, give, promise to pay, or authorize the payment of any money or other thing of value to any Government Official for the purpose of influencing any official act of a Government Official, securing an improper advantage, obtaining or retaining business, or to direct business to a third party with respect to the transactions contemplated under this JV Contract and the Articles. Without affecting the generality of the preceding sentences, each Party agrees to (i) comply with the anti-bribery and books and records provisions of the Foreign Corrupt Practices Act (“FCPA”), the principles set out in the Organization for Economic Cooperation and Development Convention Combating Bribery of Foreign Public Officials in International Business Transactions (“OECD Convention”), and with all applicable laws prohibiting bribery and similar unethical business practices in connection with the business project that is the subject of this JV Contract, and (ii) agree to procure the Directors appointed by it to vote affirmatively for the JV to adopt the anti-corruption policy of mCube. Each Party represents and warrants that, it and its Affiliates have not paid, offered, promised or authorized, directly or indirectly, a payment of anything of value in violation of the FCPA, the OECD Convention, local law or the anti-corruption policy. Each Party certifies that it is not a foreign official (which includes being an officer, employee, or representative of any foreign government, department, or a public international organization, or being a foreign political candidate). A payment, offer, promise or authorization that is prohibited under this clause constitutes a material breach of this JV Contract.

4	Establishment

4.1	Establishment

In accordance with PRC Laws, the Parties establish the JV Company on the terms and conditions of this JV Contract to own and operate the intelligent sensor module turnkey solutions R&D center.

4.2	Name of the JV Company

The name of the JV Company shall be “青岛合启立智能科技有限公司” in Mandarin and “M3C Co., Ltd.” in English.

The use of the name and logo of the JV Company shall be pursuant to Article 16.

4.3	Registered Address of the JV Company

The JV Company is registered at                .

4.4	Limited Liability

The JV Company shall be a limited liability company with enterprise legal person status under PRC Laws. The liability of each Party shall be limited to the amount it has agreed to contribute to the registered capital of the JV Company pursuant to this JV Contract and neither Party shall have any further liability to contribute money or other property to, or be responsible for any losses, debts, liabilities or other obligations of the JV Company in respect of, its registered capital. The Parties shall have no liability for any losses, debts, liabilities or other obligations of the JV Company beyond the amount of their respective investments in the registered capital of the JV Company.

The Parties shall share the profits and bear the losses of the JV Company in proportion to their respective Equity Interest.

5	Purpose and Business Scope

5.1	Purpose

The purpose of production and operation of the JV Company is: to engage in research and development, application and sale of intelligent sensor module turnkey solutions. The JV Company will be the only regional headquarter of mCube in China in the industries as outlined in Schedule 4.

5.2	Business Scope

The business scope of the JV Company shall be application, development and sale of IOT sensor module turnkey solutions and provide relevant services.

6	Total Investment and Registered Capital

6.1	Total Investment

The total investment amount of the JV Company shall be RMB 367,000,000 Yuan.

6.2	Registered Capital

(a)	The registered capital of the JV Company shall be RMB 123,000,000 Yuan.

(b)

QMICC shall contribute RMB 110,000,000 Yuan, in which RMB 36,900,000 Yuan will be counted to contribution to the registered capital of the JV Company, representing 30% of the registered capital of the JV Company, and RMB 73,100,000 Yuan will be counted to capital reserves of the JV Company;

(c)

mCube shall contribute USD equivalent (calculated using the Exchange Rate on capital contribution date) of RMB 257,000,000 Yuan, in which, RMB 86,100,000 Yuan will be counted to contribution to the registered capital of the JV Company, representing 70% of the registered capital of the JV Company, and the balance will be counted to capital reserves of the JV Company. 19% of the Equity Interest of the JV Company will be allocated for managers and employees equity incentive plan of the JV Company, which will be held in trust by mCube (“Equity Interest in Trust”).

6.3	Form of Contribution

(a)	QMICC shall make capital contribute to the JV Company in the form of cash.

(b)

mCube shall make capital contribution to the JV Company by in-kind contribution. Such in-kind contribution shall be an exclusive license of the patent and know-how of mCube solely in the territory of PRC. Such in-kind contribution shall be evaluated by a valuation institution as confirmed by both Parties and a valuation report shall be issued.

6.4	Timing of Contribution

(a)

QMICC shall make contributions to the registered capital of the JV Company in accordance with the timetable as specified in Schedule 1, or as otherwise approved by the Board; mCube shall make its full capital contribution within 18 months after the Establishment Date, provided that the obligation of either Party to make its contribution shall be subject to the fulfillment or waiver of the following conditions:

(i)	this JV Contract and the Articles have each been filed with the MOFCOM, and no such filing alters in any material respect the terms of such documents;

(ii)	the Business License in form and substance satisfactory to the Parties has been issued to the JV Company and is in full force and effect;

(iii)

all other approvals or registrations necessary or desirable for establishment of JV Company have been issued by competent Approval Authorities, including without limitation, the project approval issued by NDRC, and all necessary or desirable approval, consents, confirmation, exemption issued by and/or completion of necessary or desirable registration or filing formalities with competent State-owned assets supervisory authorities in respect of the transaction as contemplated under this JV Contract;

(iv)

the representations and warranties made by the Parties in this JV Contract shall have been true, accurate and not misleading when made and shall be true, accurate and not misleading as of the date of the Parties’ each capital contribution; and

(v)	the responsibilities and obligations of the Parties as provided for under this JV Contract have been fully complied with as of the date of the Parties’ each capital contribution.

6.5	Investment Certificates

After each installment of the capital contribution is made by QMICC, the JV Company shall issue a contribution certificate to QMICC signed by the Chairman, confirming the amount of capital contribution and ownership of the corresponding Equity Interest by that Party.

mCube shall be deemed to have fulfilled its capital contribution obligation upon the successful development of at least one sensor module prototype as listed in Schedule 4 of this JV Contract in the laboratory of the JV Company. Upon the successful development of such prototype, the JV company shall engage a Certified Public Accountant to verify the capital contribution by mCube and then issue a capital contribution verification report.

To the extent there is any change in the Equity Interest held by either Party, the JV Company shall issue new investment certificates to the relevant party signed by the Chairman reflecting such change and shall deregister the former investment certificate of such party.

6.6	Decrease or Increase of the Registered Capital

(a)	During the Term, the JV Company shall not reduce the amount of its registered capital without the consent of both Parties and the approval of the Board.

(b)

Any increase in the registered capital of the JV Company shall require the unanimous approval of the Board as set forth in Article 10. The JV Company shall register the increase in the registered capital with the SAIC.

(c)

Unless otherwise agreed in writing by the Parties, each Party shall contribute towards any increase in the registered capital of the JV Company in proportion to their respective Equity Interest and thus maintain their respective Equity Interest in the JV Company;

(d)	Subject to the approval by the Board in accordance with this Article 10, the capital reserves can be used for capital increase of the JV Company.

6.7	Failure to Contribute Capital

If either Party (the “Defaulting Party”) fails to make any installment of its capital contribution (the “Overdue Capital Amount”) pursuant to this JV Contract and such failure continues for more than [thirty (30)] days, the other Party (the “Non-Defaulting Party”) shall have the right to exercise the following remedies by notice to the Defaulting Party and the JV Company:

(a)

contribute the Overdue Capital Amount, thereby increasing the Equity Interest of the Non-Defaulting Party and reducing the Equity Interest of the Defaulting Party, and the seat of Directors held by the Parties shall be adjusted accordingly;

(b)	require the JV Company to withhold any distributions to the Defaulting Party or other amounts payable by the JV Company to the Defaulting Party up to the Overdue Capital Amount;

(c)	require the Defaulting Party to contribute the Overdue Capital Amount and 0.05%of the Overdue Capital Amount for every day of delay to the Non-Defaulting Party; or

(d)	terminate this JV Contract according to Article 20 and claim liquidated damages against the Defaulting Party.

For the avoidance of doubt, the above remedies are cumulative, may be exercised singly or concurrently and shall not affect other remedies available to the Non-Defaulting Party under PRC Laws.

Notwithstanding to the above, if mCube fails to make its capital contribution within the timeframe as provided for hereunder not due to the fault of itself (“Other Causes”), it shall not be deemed to have been in breach of this JV Contract. In this case, the timing for capital contribution by mCube shall be extended a period until all the Other Causes have been eliminated.

7	Transfer of Equity Interest

7.1	Transfers

Except as specifically provided in Article 7.2 of this JV Contract, no Party nor its successors or assigns may assign, pledge, sell, transfer or otherwise dispose of, (collectively “Transfer”) all or part of its Equity Interest in the JV Company to a third party or the other Party hereto without the unanimous approval of the Board. If a Party or its successors or assigns desires to effect an assignment, the following stipulations must be observed:

(a)

when a Party or its successors or assigns proposes to assign all or part of its Equity Interest in the JV Company (the “Transferor”), the other Party or its successors or assigns (the “Other Party”) shall have a pre-emptive right to acquire such transferred Equity Interest under the same terms and conditions offered by the proposed transferee (“Pre-emptive Right”);

(b)

the Transferor shall notify the Other Party of its intention to transfer in writing and shall specify the conditions for such Transfer; the Other Party shall, within thirty (30) days after receiving notice from the Transferor in respect of the intent to transfer, notify the Transferor as to whether it will exercise its Pre-emptive Right; and

(c)

in the event that the Other Party fails to exercise its Pre-emptive Right, the Transferor may, within the thirty (30) day period immediately following the expiration of the time period for exercising the Pre-emptive Right and on terms and conditions which are not more favorable to the third party than those offered to the Other Party, transfer to the third party the portion of its Equity Interest, provided that:

(i)	such Transfer is valid under the relevant laws and regulations of China;

(ii)	the third party and its Affiliates are not in competition with the Other Party or the JV Company’s operations; and

(iii)	the executed transfer agreement provides that the third party shall assume all the rights and obligations of the Transferor under this JV Contract.

The Other Party shall then be deemed to have granted all consents and shall undertake all actions as required by applicable law (including but not limited to signing all such documents) to give effect to such Transfer.

The business of the JV Company shall not be interrupted nor the organizational structure affected during any Transfer. After the Transfer has been duly agreed, the JV Company shall proceed with the approval and/or registration procedures for changes at the Approval Authorities.

7.2

Notwithstanding the above Article 7.1, each Party may, at its discretion, assign this JV Contract and all or a portion of its Equity Interest in the JV Company to any of its wholly owned direct or indirect subsidiaries or Affiliates, provided that the conditions specified in Article 7.1(c)(i) and Article 7.1(c)(iii) are met. Each Party shall undertake all actions as required by applicable law (including but not limited to signing all such documents) to give effect to such Transfer.

7.3

Each of the Parties shall cause its nominated directors of the Board to approve the Transfers described under Article 7.1 and Article 7.2 and cause the management of the JV Company to submit the application(s) of such Transfers together with the relevant documents to the competent Approval Authorities for approval (if then required by law) or registration.

7.4	Completion of Transfer

The relevant parties shall execute such legal documentation and take such steps as are required to apply for and obtain all necessary Approvals in connection with a transfer of Equity Interest pursuant to this Article 7 within sixty (60) Business Days after the giving of the relevant notice.

7.5	Consequences of Transfer

Without prejudice to any antecedent rights, this JV Contract shall cease to have effect as regards either Party who ceases to hold any Equity Interest, except for those Articles which are expressed to continue in force after termination of this JV Contract.

7.6	Assumption of Obligations

Notwithstanding anything to the contrary in this JV Contract, no Equity Interest may be transferred pursuant to this Article 7 unless each transferee agrees to be bound by this JV Contract and the Articles in respect of the Equity Interest so transferred.

7.7	Exception to Pre-emptive Right

Notwithstanding the above, in the event mCube transfers the Equity Interest in Trust for purpose of equity incentive plan of the JV Company, QMICC shall waive its Pre-emptive Right.

If in the future, any of the shareholders of the JV Company intends to dilute its shareholdings for purpose of equity incentive plan, the other shareholder(s) shall waive their Pre-emptive Right.

8	Withdrawal of QMICC

Starting from the fourth year after the Establishment Date, QMICC will withdraw from the JV Company gradually in accordance with Article 7 of this JV Contract and on the following conditions and procedures:

8.1

QMICC shall engage an equity appraisal institution as approved by both Parties to appraise the value of the Equity Interest held by QMICC (“QMICC Equity Interest”). The appraisal method shall be agreed upon by both Parties. If the appraised value of QMICC Equity Interest is equivalent to or more than QMICC Equity Cost, upon confirmation by all the Board members that the transfer of the Equity Interest by QMICC will not harm the interest of the JV Company or mCube, QMICC may transfer its Equity Interest, provided that QMICC shall have the right to keep no less than 7% of the total Equity Interest of the JV Company. The total value of the Equity Interest transferred and kept by QMICC shall not be less than QMICC Equity Cost.

8.2

If, upon appraisal in accordance with this Article 8.1, the appraised value of QMICC Equity Interest is less than QMICC Equity Cost, upon confirmation by all the Board members that the transfer of the Equity Interest by QMICC will not harm the interest of the JV Company or mCube， QMICC may transfer its Equity Interest, provided that the price listed on the competent state-owned equity transaction center or the price as agreed upon by QMICC and any third party shall not be lower than QMICC Equity Cost. If QMICC fails to transfer its Equity Interest to any third party, both Parties shall negotiate for other solutions.

9	Responsibilities of the Parties

9.1	Each Party shall coordinate with the other Party to:

(a)	assist the JV Company in achieving its research, development and sales targets mutually acceptable to the Parties;

(b)	assist the JV Company in obtaining RMB loans from domestic banks in the PRC;

(c)	other matters as reasonably requested by the JV Company with respect to establishment and/or operation of the JV Company.

9.2	Responsibilities of QMICC

In addition to its other responsibilities under this JV Contract, QMICC shall:

(a)

handle the matters relating to the establishment of the JV Company in accordance with PRC Laws, including (i) submission of this JV Contract and the Articles to the Approval Authorities; (ii) the registration of the JV Company and the issuance of the Business License providing for the business scope consistent with Article 5.2 or otherwise acceptable to both Parties; (iii) assist the JV Company in handling other matters in connection with the establishment of the JV Company; and (iv) assist the JV Company to complete registrations of the License Agreement with relevant government authorities, including but not limited to, commerce bureau, the Customs and the State Intellectual Property Right Office;

(b)

to assist the JV Company to obtain office space with an area of around 1500 square meters located on the 15th floor, D2 tower, Qingdao International Innovation Park (青岛国际创新园 D2 楼 15 层 in Chinese) and laboratory facility with an area of around 500 square meters and independent three-phase power (30 kw) facility and access for exhaust system. The rent for the office space and laboratory shall be for free for the first five years starting from the Establishment Date;

(c)

assist the JV Company in applying for, and use its best efforts to assist the JV Company in obtaining tax reductions, exemptions, government subsidy support and any other investment incentives of any kind available to the JV Company, including but not limited to:

(i)

to assist the JV Company to obtain project support subsidy in the amount of RMB 22,000,000 Yuan from Laoshan Government (“Subsidy”), and make sure such Subsidy is transferred to the bank account of the JV Company within 30 days upon the Establishment Date;

(ii)	to assist the JV Company to get a millennium clean room with an area of 100 square meters;

(iii)

to assist the JV Company to enjoy other investment incentives as outlined in the mCube Intelligent Sensor Module JV Project Cooperation Framework Agreement entered into by and between Laoshan Government and mCube (“Framework Agreement”).

(d)	assist the JV Company in its relation with local government authorities and Chinese domestic companies including the customers and suppliers of the JV Company.

9.3	Responsibilities of mCube

In addition to its other responsibilities under this JV Contract, mCube shall:

(a)	assist the JV Company in procuring from abroad equipment, machinery, raw materials and other supplies which are not otherwise available in the PRC or which the JV Company wishes to import;

(b)

dispatch 3-5 key management personnel for the operation, R&D and training of the JV Company; after technical transfer, dispatch personnel to the JV Company for technical supervision, instruction and quality control;

(c)

Starting from the date on which JV Company receives the first payment of Subsidy as listed in Appendix 1 of the Framework Agreement, to exert its efforts to cause the operating period and tax-paying period of the JV Company shall be no less than 10 years. In principle, accumulated amount of support fund granted to the JV Company within such 5-year period shall not exceed the amount of the economic contribution the JV Company has made to Laoshan District;

(d)	exert its efforts to cause the JV Company to complete 5 patent applications and 2 cases of transformation of scientific and technological achievements each year;

(e)

exert its efforts to cause the JV Company and Laoshan government to build up mCube town display and experience center together, mainly to display the complete solutions in the fields of movie, games, smart cities, Wise information technology of 120, intelligent manufacturing, and smart home appliances; and

(f)

exert its efforts to cause the JV Company to participate in the establishment of Qingdao micro and nanoscale center, to realize the sharing of resources, reduction of costs for research, development, construction and production, and to improve the efficiency of special purpose equipment.

9.4	Expenses

Subject to compliance with PRC Laws and the Board’s approval, the JV Company shall reimburse each Party for all reasonable, properly vouched, supported and mutually agreed to costs and expenses incurred by it in the establishment of the JV Company and discharging its obligations under this Article 9.

10	Board

10.1	Establishment

The JV Company shall establish the Board on the Establishment Date, which will be the highest authority of the JV Company.

10.2	Composition and Directors

(a)	The Board shall consist of three (3) directors, one (1) of whom shall be appointed by QMICC and two (2) of whom shall be appointed by mCube.

(b)

The term of each director shall be three (3) years. Upon expiry of his current term, the Party which appointed the director may reappoint him for a further term not exceeding three (3) years by notice to the other Party and the JV Company.

(c)

If a seat on the Board is vacated by the retirement, resignation, illness, disability or death of a director or by the removal of such director by the Party which originally appointed him, the Party which originally appointed such director shall appoint a successor within fifteen (15) Business Days upon occurrence of any of such aforesaid event to serve out such director’s term and shall give notice of such change(s) to the other Party and the JV Company. If a quorum is not possible due to the removal or resignation of such director(s), then such removal or resignation shall not become effective until a replacing director is or replacing directors are appointed.

(d)

The directors shall carry out their duties with due care and diligence. Unless according to the Articles, or otherwise authorized by the Board, directors (including the Chairman) shall not act on behalf of the JV Company or the Board.

(e)

The directors shall serve without remuneration or reimbursement by the JV Company in their capacity as directors, except that all reasonable expenses for attending Board meetings, including accommodation and transport costs, shall be compensated by the JV Company.

(f)

The JV Company shall indemnify each director against all claims and liabilities incurred pursuant to the performance of his duties as a director of the JV Company, provided that any acts or omissions of a director which give rise to such claims and liabilities do not constitute intentional misconduct, gross negligence or violations of criminal laws.

(g)	At each Board meeting, each director present in person or by proxy shall be entitled to one (1) vote. The Chairman shall not have a second or casting vote.

(h)

Unless the Board decides otherwise, the General Manager and Deputy General Manager may attend Board meetings and receive notice of the meetings and relevant documents, but unless the General Manager or the Deputy General Manager is a director, he shall have no right to vote at such meetings.

10.3	Chairman

(a)

The Board shall have one (1) Chairman and one (1) Vice Chairman. The office term of Chairman and Vice Chairman shall be three (3) years. The Chairman shall be appointed by mCube. The Vice Chairman shall be appointed by QMICC.

(b)	The Chairman shall have the following powers and authorities:

(i)	to convene Board meetings;

(ii)	to supervise and inspect the implementation of resolutions of the Board; and

(iii)	to sign important documents that have been approved by the Board.

(c)

In the event that the Chairman is unable to perform his duties, he shall authorize any other director to perform the duties on his behalf. In the event that the Chairman is unable to perform his duties and does not authorize any other director to perform the duties on his behalf, the Vice Chairman shall be the acting Chairman to perform the Chairman’s duties until the Chairman resumes his ability to perform his duties.

10.4	Powers and Functions of Board

The Board shall be responsible for making all important decisions of the JV Company, including the unanimous approval matters and simple majority approval matters below.

10.5	Unanimous Approval Matters

Resolutions with respect of the following matters shall only be adopted (and the following actions shall only be taken) upon the unanimous affirmative votes of all the directors (including proxies) attending the relevant duly convened board meeting:

(a)	any amendment to this JV Contract or the Articles;

(b)	any increase or decrease of the registered capital or total investment amount of the JV Company;

(c)	any dissolution or liquidation of the JV Company;

(d)	any consolidation of the JV Company with any other legal entity, or any division of the JV Company;

(e)	any incurrence of one of the following matters, which is in excess of RMB 20,000,000 Yuan individually or in the aggregate within 6 months:

(i)	provision of guarantee to any other company;

(ii)	disposure of JV Company’s assets;

(iii)	associated transactions not related to the normal business of the JV Company;

(f)	any other matters required by this JV Contract, the Articles or PRC Laws to be unanimously approved by the Board.

10.6	Simple Majority Approval Matters

Other than the matters specified in Article 10.5, all decisions of the Board, including but not limited to the following matters, shall be adopted upon the affirmative votes of a simple majority of all the directors (including proxies) attending the relevant duly convened board meeting,:

(a)	Incurrence of indebtedness for borrowed money and provision of guarantee for such indebtedness;

(b)	any incurrence of one the following matters, which is less than RMB 20,000,000 Yuan (including RMB 20,000,000 Yuan) individually or in the aggregate within 6 months:

(i)	provision of guarantee to any other company;

(ii)	disposure of JV Company’s assets;

(iii)	associated transactions not related to the normal business of the JV Company;

(c)

approval of the Business Plan, Budget and Capital Plan, profit distribution plan and audited financial statements of the JV Company and adoption of any amendment, repeal, modification or departure to or from the Business Plan, Budget and Capital Plan profit distribution plan and audited financial statements of the JV Company;

(d)	the declaration of any dividend or the making of any other profit distribution by the JV Company;

(e)	appointment, dismissal and any decisions relating to the remuneration, promotion and reward of and disciplinary actions against the Senior Management of the JV Company;

(f)	approval of the equity incentive plan of the JV Company;

(g)	determination of the percentage to be allocated to the reserve fund and the enterprise development fund;

(h)	the formation or closure of any subsidiaries and branches of the JV Company inside or outside the PRC; and

(i)

any other matters required by this JV Contract, the Articles or PRC Laws to be decided by the Board with affirmative votes from simple majority of all directors attending the relevant duly convened board meeting.

10.7	Board Meeting

(a)	Quorum

(i)

The quorum for any Board meeting shall be two (2) directors (including proxies), failing which the meeting shall be adjourned to the same time and place not sooner than five (5) Business Days after the scheduled date of the meeting adjourned.

(b)	Convening Meetings

(i)	The Board shall hold regular meetings at least once a year. The Chairman may call a regular Board meeting by giving not less than ten (10) Business Days’ notice to all directors.

(ii)

Directors making up one-third or more of the total number of all directors may call an interim Board meeting by giving notice to the Chairman who shall, giving not less than ten (10) Business Days’ notice to all other directors, convene an interim Board meeting.

(c)	Notice

(i)	The ten (10)-Business Day notice period referred to in Article 10.7(b) may be waived by the written consent of all directors.

(ii)	All notices given under this Article 10.7(c) shall be given in both Chinese and English, unless such requirement is waived in writing by the relevant recipient.

(d)	Proxy

(i)

Any director may appoint a person as his proxy for the purposes of voting at a Board meeting provided that the appointment is made in writing and produced at or before the Board meeting to the chairman of the meeting. A person acting as a proxy has the right to count towards the quorum and to exercise the vote of his appointer in addition to the voting rights of the proxy as a director if the proxy is himself a director.

(e)	Location and Telephone Meetings

A meeting of the Board shall be held at the principal place of business of the JV Company or such other venue as may be agreed by the Chairman and the Vice Chairman. A meeting may be held by telephone, video-conferencing or other electronic means provided that all participants can hear and be heard and are present from the commencement to the close of the meeting.

(f)	Language

Board meetings shall be conducted in Chinese.

(g)	Written Resolutions

In lieu of a Board meeting, resolutions in writing signed in person or via facsimile by directors of the JV Company or on their behalf by the proxies shall have the same force and effect as if such resolutions had been passed at a Board meeting. In order for a resolution to be adopted without a meeting, the relevant materials and information and the resolution must have been sent to all members of the Board, and affirmatively signed by the number of directors necessary to make the decision in accordance with Article 10.5 and Article 10.6. The written resolutions shall be made in both English and Chinese languages.

(h)	Minutes

The proceedings of the Board shall be conducted in Chinese and its minutes shall be maintained, in a minute book, in both English and Chinese. The minute book shall be kept at the JV Company’s head office and shall be available for inspection during business hours by any director and/or representatives of either Party.

11	Supervisors

11.1	The JV Company shall have two (2) supervisors with each Party appointing one (1) supervisor. The Party shall appoint the supervisors by notice to the other Party and the JV Company.

11.2

The term of the supervisor shall be three (3) years. The Party that appoints the supervisor may, at any time, remove and replace the supervisor appointed by it by notice to the other Party and the JV Company.

11.3	The supervisors shall have and exercise the authority of supervisors in accordance with the PRC Company Law.

11.4	The supervisors will not receive any remuneration from the JV Company for acting as a supervisor.

11.5

The JV Company shall indemnify each supervisor against all claims and liabilities incurred pursuant to the performance of his duties as a supervisor of the JV Company, provided that any acts or omissions of a supervisor which give rise to such claims and liabilities do not constitute intentional misconduct, gross negligence or violations of criminal laws.

12	Operation and Management

12.1	Management System

(a)	The JV Company will adopt the system that the General Manager is responsible for the day-to-day management of the JV Company under the leadership of the Board.

(b)

The senior management of the JV Company (the “Senior Management”) shall consist of one (1) General Manager, one (1) Deputy General Manager, one (1) chief technology officer and one (1) chief financial officer.

(c)	The JV Company shall set up several operating departments including finance and accounting department, sales department and operation department.

12.2	Appointment of Senior Management

(a)

The Board shall appoint the Senior Management of the JV Company through recommendation by the Parties. The candidate for the General Manager, the Chief Technology Officer and Chief Financial Officer will be nominated by mCube. The candidate for the Deputy General Manager will be nominated by QMICC.

(b)	Each Party shall procure that the directors appointed by it shall vote to appoint the candidates nominated pursuant to Articles 12.2(a) to be the Senior Management.

12.3	Term of Office

(a)

Unless expressly provided for otherwise, the term of office for each of the Senior Management shall be three (3) years. Upon expiry of his current term, the Party who nominated the relevant Senior Management may re-nominate him by notice to the Board for appointment by the Board for a further term.

(b)

If an office of Senior Management is vacated by the retirement, resignation, illness, disability or death of any Senior Management or by the removal of such Senior Management by the Board, the Party which originally nominated such Senior Management shall be entitled to nominate a successor within thirty (30) Business Days upon occurrence of any of such aforesaid event to serve out such Senior Management’s term.

12.4	Powers and Authorities of Senior Management

(a)	The General Manager shall be in charge of the day-to-day management of the JV Company. The General Manager shall be the legal representative of the JV Company.

(b)

The General Manager shall be accountable to the Board. He shall be responsible for formulating the Business Plan, the Budget and Capital Plan of the JV Company with the assistance from the Deputy General Manager for approval by the Board.

(c)	The General Manager may delegate his powers and authorities to other Senior Management or other staff of the JV Company as the General Manager deems fit.

(d)	The Deputy General Manager shall directly report to the General Manager and assist the General Manager in the day-to-day management of the JV Company.

12.5	Business Reports

The General Manager shall prepare and submit to the Board, on a monthly basis an interim business report on the activities and prospects of the JV Company, showing the performance of the JV Company against the annual Business Plan. The form of the monthly business reports shall comply with mCube’s reporting requirements.

12.6	No Concurrent Posts

Unless otherwise approved by the Board, the General Manager and the Deputy General Manager may not hold posts concurrently as the general manager or other officer or employee or consultant of any other economic organization; provided, however, that the General Manager and other Senior Management as may be seconded to the JV Company by either Party or its Affiliate may concurrently be employees of such Party or its Affiliate.

13	Accounting and Finance Management

13.1	Chief Financial Officer

The chief financial officer shall be responsible for the financial management of the JV Company under the instruction of the General Manager and preparing the financial statements of the JV Company together with the General Manager.

13.2	Accounting Requirements and Financial Documents

(a)

The JV Company shall maintain complete, fair and accurate financial and accounting books and records satisfactory to the Parties and the Board in accordance with PRC Laws and PRC GAAP. The JV Company’s account shall use the internationally used accrual basis and debit and credit accounting system.

(b)	The accounting rules and procedures to be adopted by the JV Company shall be prepared by the General Manager.

(c)	RMB shall be used as the unit of account by the JV Company in its day-to-day financial accounting.

(d)	Financial statements and reports of the JV Company shall be made and kept in Chinese and English.

13.3	Financial Information and Budget

(a)

The General Manager, under the assistance of the chief financial officer, shall prepare and submit to the Board and the Parties the following information as soon as reasonably practicable and no later than the dates set forth below:

(i)

monthly unaudited management accounts, including (1) a detailed profit and loss account, balance sheet, cash flow statement and cash flow forecast for the next three (3) months, and (2) a review of the Budget and Capital Plan including a reconciliation of results against the Budget and Capital Plan within ten (10) Business Days after the end of each month;

(ii)

a draft Budget and Capital Plan for the JV Company for the following Financial Year no later than two (2) months before the end of each Financial Year, such draft being broken down on a monthly basis and containing a cash flow forecast and a balance sheet showing the projected position of the JV Company as at the end of the following Financial Year;

(iii)	the unaudited financial statements of the JV Company for each Financial Year within two (2) months after the end of the Financial Year;

(iv)	audited financial statements for each Financial Year within four (4) months after the end of the Financial Year; and

(v)

such further information relating to the business or financial condition of the JV Company as either Party may reasonably require or for tax purposes or any other legal or regulatory requirement applicable to the Party in and outside the PRC.

(b)

The JV Company shall provide to each Party the necessary information and data required to meet the regulatory requirements of the relevant governmental authorities or any supervisory authority of either Party.

13.4	Audit

The Board shall retain an accounting firm to perform the annual examination and audit of the financial statements of the JV Company, produce the relevant certificates and reports in both the English and Chinese languages, and assist in the production and counter-signing of the annual accounting statements and other documents, certificates or statements required by PRC Laws to be examined and certified by an accountant registered in the PRC. The cost of retaining the accounting firm shall be borne by the JV Company.

14	Taxes and Profit Distribution

14.1	Taxes

(a)	The JV Company shall pay taxes in accordance with PRC Laws.

(b)

The Parties shall procure that the JV Company shall use its best endeavors to obtain the most preferential tax treatment obtainable under PRC Laws and relevant policies of Approval Authorities from time to time.

14.2	Profit distribution

(a)

In each Financial Year, the JV Company shall set aside an amount as determined by the Board from its distributable after-tax profits for allocation to the funds required by PRC Laws. The funds shall be used in accordance with PRC Laws.

(b)	Profits may not be distributed before any losses of previous years have been made up. Remaining undistributed profits from previous years may be distributed together with those of the current year.

15	Foreign Exchange

15.1

The JV Company shall have RMB bank accounts and foreign exchange accounts within the PRC in currencies used by the JV Company. The JV Company’s foreign exchange transactions shall be handled in accordance with PRC Laws relating to foreign exchange administration.

15.2	Payments to mCube

(a)	To the extent permitted by PRC Laws and unless otherwise requested in writing by mCube, all payments from the JV Company to mCube shall be made in USD.

(b)

The JV Company shall purchase foreign exchange for remittance of any profit to be distributed to, and any amount to be paid to, mCube in an account designated by mCube outside the PRC. For this purpose, all exchange and remittance expenses shall be borne by the JV Company. If the JV Company is unable to convert all the dividends payable, the JV Company shall deposit the balance into an interest bearing account until the JV Company is able to convert and repatriate such funds and interest.

16	Intellectual Property

16.1	Use of Intellectual Property Rights by the JV Company

Each Party shall use its best endeavors to procure that the JV Company shall:

(a)

use all Intellectual Property Rights licensed to the JV Company in connection with its Business (“Business IP”) and solely for the benefit of the JV Company and not for any other purpose which may directly or indirectly prejudice its Business or which is outside the scope of the Business;

(b)

promptly notify the other Party of any circumstance coming to the attention of that Party, the JV Company, or any director or any employee of that Party or the JV Company which may constitute an infringement of, or any suspected infringement of, any Business IP or of any infringement or alleged infringement of any third party Intellectual Property Rights or any actual or threatened proceedings relating to the infringement of any third party Intellectual Property Rights;

(c)

not do anything which, in the opinion of either Party, may bring the interests of such Party or any of its Affiliates into disrepute or damage the interests of such Party or any of its Affiliates in any way; and

(d)

take such action in relation to the Business IP owned by either Party as that Party may require in connection with the protection of that Business IP or any infringement or passing off in relation to the Business IP.

17	Non-competition

17.1

The Parties agree and undertakes that during the JV Term, each Party shall not, and shall procure that its Affiliates and successors thereof shall not, compete with the JV Company in China on the business described in Article 5.2, provided however that mCube and its Affiliates shall be permitted to continue with their existing subsidiaries in China and complete their existing programs with any Key Customers without any liability.

For avoidance of doubt, breach by either Party’s Affiliate of the restrictions as set forth in this Article shall be deemed as a breach by such Party for which such Party shall be liable to the other Party for all actual losses suffered by the other Party as a result of or in connection with the breach.

17.2

Each Party considers the restrictions in Article 17 to be reasonable and necessary for the protection of the interests and Intellectual Property Rights of the JV Company. If any such restriction shall be held to be void but would be valid if deleted in part or reduced in application, such restriction shall apply with such deletion or modification as may be necessary to make it valid and enforceable.

18	Confidentiality

18.1

For the purpose of this JV Contract, “Confidential Information” means all information not in the public domain disclosed (whether in writing, orally or by any other means and whether directly or indirectly) by one Party (the “Disclosing Party”) to another Party (the “Receiving Party”) whether before or after the Execution Date including any information relating to the Disclosing Party’s technology, products, operations, processes, formulas, data, various commercial and management models, software, plans or intentions, pricing, product information, methods know-how, designs, trade secrets, market opportunities and business affairs.

18.2	During the Term and for a period of five (5) years from the date of termination or expiration of this JV Contract for any reason whatsoever the Receiving Party of any Confidential Information shall:

(a)	keep the Confidential Information confidential;

(b)	not disclose the Confidential Information to any third party other than with the prior written consent of the Disclosing Party or pursuant to Article18.3; and

(c)	not use the Confidential Information for any purpose other than the performance of its obligations under this JV Contract.

18.3

During the Term, the Receiving Party may disclose the Confidential Information to any of its directors, employees, contractors or professional advisors (each a “Recipient”) to the extent that such disclosure is reasonably necessary to perform this JV Contract, provided that the Receiving Party shall procure that each Recipient is made aware of and complies with all the Receiving Party’s obligations of confidentiality under this JV Contract as if the Recipient were a party to this JV Contract.

18.4	The obligations contained in Articles 18.2 to18.4 shall not apply to any Confidential Information which:

(a)	enters into the public domain other than through breach of this JV Contract by the Receiving Party or any Recipient;

(b)	can be shown by the Receiving Party to the reasonable satisfaction of the Disclosing Party to have been known by the Receiving Party before disclosure by the Disclosing Party to the Receiving Party;

(c)	comes lawfully into the possession of the Receiving Party from a third party; or

(d)

is required to be disclosed by the Receiving Party by any applicable laws, the regulations of a recognized stock exchange or a court order, provided that the Receiving Party shall disclose such information to the minimum extent required under such regulations and shall promptly provide copies of all documents requested and disclosing such information to the Disclosing Party.

18.5

Where any Confidential Information is disclosed orally, the Disclosing Party shall immediately prior to or after such disclosure inform in writing the Receiving Party that such information is Confidential Information.

18.6

For the purpose of this Article 18, the Disclosing Party and the Receiving Party shall include the Parties as well as the JV Company, and the Recipients shall include the Recipients of the Parties as well as those of the JV Company.

18.7	The protection of Confidential Information under this Article 18 shall be in addition to and without prejudice to any other rights, interests and remedies under PRC Laws.

19	Joint Venture Term

19.1	The Term established under this JV Contract shall be twenty (20) years, commencing from the Establishment Date.

19.2

If the Board approves the extension of the Term, the JV Company shall apply to SAIC for registration of such extension at a time as required under PRC Laws but in no event less than six (6) months prior to the expiration of the Term.

20	Termination

20.1	This JV Contract shall terminate upon the expiration of the Term unless extended pursuant to Article 19.2. This JV Contract may also be terminated at any time by the written agreement of the Parties.

20.2

Unless otherwise provided in this Article 20.2, this JV Contract may be terminated by the written notice of either Party to the other Party of an intention to terminate this JV Contract (the “Initial Notice”), followed by a thirty (30) day period and further written notice to terminate this JV Contract (the “Confirming Notice”) pursuant to the procedure set forth in Article 20.3 upon the occurrence of any of the following events:

(a)

either Party commits a material breach of this JV Contract or the Articles, which material breach is not remedied within sixty (60) days after receipt of a notice from the other Party or the JV Company requiring remedy, including the breach of the contribution obligation under Article 6 (in which case, only the non-breaching party has the right to give the Initial Notice);

(b)

either Party is declared bankrupt or has a liquidation committee appointed in relation to its assets or business, ceases to carry on its business, or is unable to pay its debts as and when they fall due (in which case, only the other Party has the right to give the Initial Notice);

(c)	inability to continue the JV Company’s operations because of a Force Majeure Event which continues for a period of six (6) months or such other period as the Parties may agree in writing; and

(d)	Other circumstances as required by PRC Law.

20.3	In the event that either Party gives an Initial Notice pursuant to Article 20.2 of its intention to terminate this JV Contract (“Notifying Party”), then

(a)	the Parties shall within a thirty (30) day period after such notice is given, conduct negotiations and endeavor to resolve the situation, which resulted in the giving of such notice.

(b)

In the event matters are not resolved to the satisfaction of the Parties within thirty (30) days of such notice or a non-notifying Party refuses to commence negotiations within the period stated above, then either Party may terminate this JV Contract by providing a Confirming Notice to the other Party except where the Initial Notice identifies the event permitting termination is set forth in Articles 20.2(a) and 20.2(b), only the Notifying Party may terminate this JV Contract. If such Party wishes to exercise its right to terminate hereunder, it shall issue a Confirming Notice within thirty (30) days immediately following the thirty (30)-day period referred to in this Article 20.3(a).

20.4

Upon termination of this JV Contract pursuant to Article 20.3(b), each Party shall cause the directors appointed by it to unanimously adopt a resolution to dissolve the JV Company, and the JV Company shall forthwith submit an application for dissolution to the MOFCOM and SAIC. Each Party agrees to take all actions and to sign all documents, and to cause the directors appointed by them to take all actions and to sign all documents that are legally required to effect termination of this JV Contract and dissolution of the JV Company. If either Party refuses or fails to cause the directors appointed by it to take such actions and sign such documents required to effect the termination of this JV Contract and the dissolution of the JV Company pursuant to this Article 20.4 at a duly convened Board meeting, whether by the absence of its representatives on the Board or otherwise, then the other Party shall have the right to refer the matter to arbitration as set forth in Article 25.2.

20.5

If any termination event specified in this Article 20 occurs, either Party may elect not to dissolve the JV Company and may offer to buy out the other Party. If the Parties fail to reach agreement on the buyout terms within three (3) months after the date of Initial Notice, the JV Company shall be liquidated in accordance with Article 21.

21	Liquidation

21.1

Upon the expiration of the Term absent any extension or in the event that this JV Contract is terminated and neither Party purchases the other Party’s Equity Interest pursuant to Article 20.5 the Parties shall cause the directors appointed by them respectively to vote in favor of a resolution to dissolve and liquidate the JV Company. Liquidation of the JV Company shall be handled in accordance with PRC Laws and this Article 21 so far as they do not conflict with such PRC Law.

21.2

After the Board approves the dissolution of the JV Company, the Board shall appoint a committee (the “Liquidation Committee”) which shall have the power to represent the JV Company in all legal matters. The Liquidation Committee shall be made up of four (4) members, of which one (1) members shall be appointed by QMICC and three (3) members shall be appointed by mCube. Members of the Liquidation Committee may, but need not be, directors of the JV Company.

21.3

After the liquidation of the JV Company’s assets and the settlement of all of its outstanding debts, the balance of its assets and/or proceeds from the sale of such assets (“Balance”) shall be paid over to QMICC, mCube and managers/employees who have become immediate or indirect shareholders of the JV Company by exercising options under the equity incentive plan of the JV Company, in proportion to their respective Equity Interest. If the amount allocated to QMICC is lower than QMICC Equity Cost, QMICC may request mCube to make up the difference from the Balance payable to mCube. However, any assets to be distributed to a breaching Party shall first be used to offset against any losses caused by the breaching Party to the non-breaching Parties, with any shortage to be made up by the breaching Party.

22	Breach of Contract

22.1	Breach of the Contract

If one Party fails to perform on time or in full any of its obligations, covenants, undertakings under this JV Contract or the Articles, or if any of the representations or warranties made by such Party in this JV Contract or the Articles untruthful or conceals any facts, or if such Party is in breach of any other provisions of this JV Contract or the Articles, then such Party is in breach of this JV Contract.

22.2	Indemnification

If one Party is in breach of any of its obligations, covenants, representations and warranties or any other provisions of this JV Contract, it shall indemnify and keep indemnified the other Party and the JV Company against any losses, damages, costs, expenses, claims and liabilities of whatsoever nature and in whatsoever form that such Party or the JV Company may suffer as a result of such breach to restore the other Party and the JV Company to such a position as if such breach has never occurred. However, unless otherwise stated in this JV Contract, loss of profit, loss of revenue, loss of business opportunity, as well as any other consequential, accidental or special damages are not recoverable by the non-breaching Party or Notifying Party, whether or not such loss or damages are foreseeable.

22.3	Survival of Rights and Liabilities

Termination of this JV Contract or dissolution of the JV Company for any cause shall not release either Party from any liability (whether for breach of contract or otherwise) which at the time of termination or dissolution has already accrued to the other Party.

23	Force Majeure

23.1

Upon the occurrence of a Force Majeure Event, either Party shall immediately notify in writing the other Party of such event and furnish within ten (10) Business Days thereafter a certificate issued by the notary public of the place where the Force Majeure Event occurs stating the details of such event and reasons for non-performance, partial non-performance or delayed performance. Depending on the impact of the Force Majeure Event on the operation of the JV Company, the Parties shall negotiate whether to terminate this JV Contract or partly exempt the affected Party from, or allow an extension for, the performance of this JV Contract. Neither Party shall claim for damages caused by the Force Majeure Event. The Parties shall immediately take measures to perform this JV Contract upon termination of the Force Majeure Event.

23.2

Where the PRC promulgates new PRC Laws, or amends or abolishes some PRC Laws, or makes new interpretation or implementing rules for any PRC Laws after the Execution Date and the Equity Interest of either Party under this JV Contract have been materially affected thereby, the Parties shall decide immediately within twenty (20) Business Days after any of the above events occurs whether to continue the performance of this JV Contract, or to make necessary adjustment so as to ensure that each Party’s Equity Interest under this JV Contract is not less favorable than what the affected Party might have achieved if the above PRC Laws had not been promulgated, amended or abolished, or the above different interpretation had not been made, otherwise, a Force Majeure Event shall be deemed as having occurred.

24	Applicable Law

This JV Contract shall be governed by and construed in accordance with PRC Laws. Where there is no published PRC law on the subject, international practice and internationally-recognized legal principles shall prevail.

25	Settlement of Disputes

25.1	Consultation

The Parties shall use their reasonable endeavors to settle any dispute, controversy or claim in connection with this JV Contract through friendly consultations.

25.2	Choice of Arbitration

(a)

Subject to Article 25.1, in case no settlement can be reached through consultations within thirty (30) days after the date of notification of the existence of the dispute, controversy or claim by one Party to the other Party, then such dispute controversy or claim, including a dispute as to the validity or existence of this JV Contract, shall be resolved by arbitration in Hong Kong conducted in Chinese and English at the Hong Kong International Arbitration Centre (“HKIAC”) in accordance with the Arbitration Rules of HKIAC as then in force.

(b)

Each Party shall appoint one (1) arbitrator and the third arbitrator, who shall act as the chairman of the tribunal, shall be appointed by the two (2) arbitrators appointed by the Parties respectively. The Parties agree that the third arbitrator shall not be a national of either Party. If the third arbitrator is not appointed within twenty-one (21) days after the date of appointment of the later of the two (2) arbitrators appointed by the Parties, he shall be appointed by the HKIAC.

(c)

The arbitral award shall be final and binding upon the Parties and shall be enforceable pursuant to its terms. Both Parties agree to waive their right to appeal to any court with jurisdiction in relation to relevant issues. Any arbitration expense (excluding attorney fees) shall be paid by the losing party or as fixed by the arbitral tribunal.

(d)

The arbitral award may be enforced by filing as judgment in any court having jurisdiction, or application may be made to such court for assistance in enforcing the award, as the case may be. If it becomes necessary for either Party to enforce an arbitral award by legal action of any kind, the defaulting Party shall pay all reasonable costs and expenses and attorney’s fees, including any cost of additional litigation or arbitration that shall be incurred by the Party seeking to enforce the award.

25.3	Continual Performance

During the period when a dispute is being resolved, the Parties shall in all respects other than the issue(s) in dispute continue their performance of this JV Contract.

25.4	Nothing contained in this Article 25 shall preclude either Party from seeking specific performance, injunctive relief or other equitable remedies in any court with competent jurisdiction.

26	Miscellaneous

26.1	No Agent

Nothing in this JV Contract shall be deemed to constitute either Party a partner or an agent of the other Party for any purpose. In particular, unless otherwise agreed in writing by the Parties, neither Party shall hold itself out as the agent of the other Party for any purposes or represent that it has authority to bind the other Party in any way. Each Party acknowledges that the other Party shall have no liability to any third party in respect of the operation of that Party and that Party agrees to indemnify such other Party against any losses which such other Party may incur in respect thereof as a result of the breach by that Party of the provisions of this Article 26.1.

26.2	Entire Agreement

This JV Contract, including its schedules (if any), constitutes the complete contract between the Parties for the establishment and operation of the JV Company, and supersedes any and all prior oral or written letters of intent, memorandums of understanding or contracts between the Parties.

26.3	Assignment

Unless otherwise provided in this JV Contract, neither Party may assign its rights or obligations under this JV Contract without the prior written consent of the other Party.

26.4	Severability

If any provision in this JV Contract shall be held to be illegal, invalid or legally unenforceable, in whole or in part, under any applicable enactment or rule of law, such provision or part shall to that extent be deemed not to form part of this JV Contract but the legality, validity and enforceability of the remainder of this JV Contract shall not be affected. The Parties shall consult with each other so as to replace the provisions that are deemed to have been deleted with a new one that shall be legal, effective, acceptable and closest possible to the Parties’ original purpose in this JV Contract.

26.5	Waiver

Any Party’s failure to exercise or delay in exercising any right, power or privilege under this JV Contract shall not operate as a waiver thereof, and any single or partial exercise of any right, power or privilege shall not preclude the exercise of any other right, power or privilege.

26.6	Notices

All notices and communications between the Parties shall be in writing and shall be written in Chinese and English and may be delivered by hand, courier, fax or email to the following addresses:

(a)	All notices and communications between the Parties shall be in writing and shall be written in Chinese and English and may be delivered by hand, courier , fax or email to the following addresses:

QMICC

Address:

Attention:

Telephone:

Facsimile:

Email

mCube

Address:            mCube, Inc.

                2570 North First Street Suite 300

                San Jose, CA 95131

Attention:

Telephone:

Facsimile:

Email

(b)	Notices shall be deemed to have been delivered at the following times:

(i)	if by hand, on reaching the designated address subject to proof of delivery;

(ii)	if by courier, the 3rd Business Day after the date of dispatch; and

(iii)	if by fax or email, upon generation of a confirmation of successful transmission report by the sender’s fax machine or email indicating completed uninterrupted transmission.

(c)	During the Term, each Party may change its particulars for receipt of notices at any time by notice given to the other Party pursuant to this Article 26.6.

26.7	Costs

Unless otherwise provided in this JV Contract, each Party shall bear its own legal and other costs in relation to the preparation, negotiation and entry into of this JV Contract and the Articles.

26.8	Articles

In case of any inconsistency between the Articles and this JV Contract, this JV Contract shall prevail.

26.9	Languages and Copies

(a)

This JV Contract shall be written in the Chinese and English languages in six (6) originals. Both versions shall be of equal legal effect. Each Party and the JV Company shall retain one (1) original of each version in each language.

(b)

This JV Contract may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any Party may enter into this JV Contract by executing any such counterpart.

26.10	Effective Date

This JV Contract shall come into effect on the date of signing.

26.11	Amendments

No amendment of any provision of this JV Contract shall be valid or binding on either Party unless made in writing and duly executed by both Parties.

IN WITNESS WHEREOF, Parties have caused their duly authorized representatives to sign this JV Contract as of the date first set forth above.

Qingdao Microelectronics Innovation Center Co., Ltd.

By:	/s/ Qing Liu
	Name:	Qing Liu
	Title:	Chairman of Board

mCube Hong Kong Limited.

By:	/s/ Ben Lee
	Name:	Ben Alexander Lee
	Title:	Director

Schedule 1: The Investment Schedule of QMICC

Schedule 2: License Agreement

Schedule 3: Articles of Association of JV

Schedule 4 Main projects During the Preliminary Stage